UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2021 (May 27, 2021)

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33393	98-0439758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

299 Park Avenue 12th Floor New York, New York (Address of principal executive offices)	10171 (Zip code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.01 per share	GNK	New York Stock Exchange (NYSE)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Kevin Mahony, a director of Genco Shipping & Trading Limited (the “Company”) designated by certain investment funds affiliated with Centerbridge Partners L.P. (the “Investors”) resigned as a director effective May 27, 2021.  Mr. Mahony’s resignation was in accordance with the previously reported Letter Agreement between the Company and the Investors of March 22, 2021, which contemplated the resignation of one of the Investors’ board designees from the Board if the Investors ceased to beneficially own at least 15% of the Company’s total outstanding common stock.  On May 25, 2021, the Investors reported sales of the Company’s common stock that decreased their beneficial ownership below such threshold.

On May 29, 2021, the Company’s Board appointed John C. Wobensmith as a director of the Company to fill the vacancy on the Board resulting from Mr. Mahony’s resignation.  Mr. Wobensmith, age 50, has served as our Chief Executive Officer since March 23, 2017 and our President since December 19, 2014. Mr. Wobensmith has significant experience in managing all aspects of a drybulk shipping company including commercial, technical and finance. During his tenure with the Company he has led the transformation of its commercial operating platform and the development of its new comprehensive value and capital allocation strategy. From April 2005 until his appointment as President, he served as our Chief Financial Officer and Principal Accounting Officer. He also served as a director of Ultrapetrol (Bahamas) Limited, a marine transportation company, from 2016 to 2017. Mr. Wobensmith has over 25 years of experience in the shipping industry. Before becoming our Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., an investment bank focused on the shipping industry. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland, serving as a Vice President from 1998. Mr. Wobensmith has a bachelor’s degree in economics from St. Mary’s College of Maryland. He also was appointed by the Governor of Maryland and currently serves on the Board of Trustees and as Treasurer of the Board at St. Mary’s College of Maryland. As a result of these and other professional experiences, the Company believes Mr. Wobensmith possesses knowledge and experience regarding the Company, the shipping industry, finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.

The term of Mr. Wobensmith as a director expires at the Company’s 2022 Annual Meeting of Shareholders.  Mr. Wobensmith is compensated as the Company’s Chief Executive Officer and President and will not receive additional compensation for his service as a director.  As an executive officer of the Company, he is eligible for cash bonus compensation under the Company’s Annual Incentive Plan as well as equity awards under the Company’s 2015 Equity Plan, as amended to date, as described under the heading “Executive Compensation” in the definitive proxy statement of the Company filed with the U.S. Securities and Exchange Commission on April 2, 2021, which information is incorporated herein by reference.

Mr. Wobensmith is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K or any arrangement or understanding with any other person pursuant to which he was selected as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: June 1, 2021

/s/ Apostolos Zafolias
Apostolos Zafolias
Chief Financial Officer